Exhibit 10.40

GOODMAN GLOBAL, INC.

2007 PERFORMANCE BONUS AWARD PROGRAM

The Goodman Global, Inc. 2007 Performance Bonus Award Program has been established by the Compensation Committee of the Board of Directors of Goodman Global, Inc. to grant eligible employees annual performance bonus awards pursuant to Section 8.7 and Article 9 of the Goodman Global, Inc. 2006 Incentive Award Plan. The Program will be effective for calendar year 2007 and for each subsequent calendar year unless modified or terminated by the Compensation Committee or the Board of Directors.

1. Definitions. The following terms when used in the Program with initial capital letters will have the following meanings:

(a) Affiliate means, with respect to any individual or entity (a “Person”), any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, where “control” has the meaning given such term under Rule 405 of the Securities Act of 1933, as amended.

(b) Board means the Board of Directors of the Company.

(c) Cause means the Company or a Subsidiary having “Cause” to terminate a Participant’s employment, as defined in any employment, severance or other written agreement between the Participant and the Company or an Affiliate; provided that in the absence of an employment, severance or other written agreement containing such a definition, the Company or a Subsidiary will have “Cause” to terminate the Participant’s employment upon: (i) the Participant’s willful failure to substantially perform his or her duties as set forth in any employment or severance agreement or otherwise (other than any such failure resulting from the Participant’s Disability) which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; (ii) the Participant’s willful failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board or his or her superiors, which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; (iii) the Participant’s commission at any time of any act or omission that results in, or that may reasonably be expected to result in, a conviction, plea of no contest or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (iv) the Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Participant’s duties and responsibilities; or (v) the Participant’s commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct, or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof).

(d) Change in Control has the meaning set forth in the Incentive Award Plan.

(e) Committee means the Compensation Committee of the Board.

(f) Company means Goodman Global, Inc., a Delaware corporation.

(g) Disability means “Disability” as defined in any employment or severance agreement between a Participant and the Company or a Subsidiary; provided that in the absence of an employment or severance agreement containing such a definition, “Disability” will mean the Participant’s inability to perform, with or without reasonable accommodation, the essential functions of the Participant’s position for a total of three months during any six month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to the Participant or the Participant’s legal representative, such agreement as to acceptability not to be unreasonably withheld or delayed.

(h) EBITDA means earnings before interest, taxes, depreciation and amortization determined in accordance with generally accepted accounting principles except that gains or losses from extraordinary, unusual or nonrecurring items may be excluded in the discretion of the Committee.

(i) Enterprise EBITDA for a given period means the consolidated EBITDA of the Company and all of its Subsidiaries as reflected on the Company’s audited consolidated financial statements for such period.

(j) Good Reason means a Participant having “Good Reason” to terminate his or her employment, as defined in any employment, severance or other written agreement between the Participant and the Company or an Affiliate; provided that in the absence of an employment, severance or other written agreement containing such a definition, the Participant will have “Good Reason” to terminate his or her employment upon the occurrence of any of the following: (i) the failure of the Company or its shareholders to continue the Participant in that position, or any other substantially similar position, as he or she holds as of the date of the adoption of the Program; (ii) a material diminution in the nature or scope of the Participant’s responsibilities, duties or authority; (iii) the failure of the Company to make any material payment or provide any material benefit under any employment or severance agreement; or (iv) the Company’s material breach of any employment or severance agreement or any option agreement; provided that notwithstanding the foregoing, the Participant may not resign his or her employment for Good Reason unless: (A) the Participant provides the Company with at least 30 days prior written notice of his or her intent to resign for Good Reason (which notice is provided not later than the 30th day following the occurrence of the event constituting Good Reason) and (B) the Company has not remedied the alleged violation(s) within such 30-day period.

(k) Incentive Award Plan means the Goodman Global, Inc. 2006 Incentive Award Plan, as amended from time to time.

(l) Participant means an officer or other key employee of the Company or any Subsidiary who is designated by the Committee as eligible to receive a performance bonus under the Program.

(m) Program means the Goodman Global, Inc. 2007 Performance Bonus Award Program as amended from time to time.

(n) Quietflex EBITDA means the EBITDA of Quietflex Manufacturing Company, L.P., a Texas limited partnership.

(o) Quietflex Participant means a Participant who is an officer or key employee of Quietflex Manufacturing Company, L.P., a Texas limited partnership.

(p) Subsidiary means (i) any corporation of which more than 50% of the total combined voting power of all outstanding shares of stock is owned directly or indirectly by the Company, (ii) any partnership of which more than 50% of the profits interest or capital interest is owned directly or indirectly by the Company and (iii) any other entity of which more than 50% of the total equity interest is owned directly or indirectly by the Company.

(q) Termination of Employment means the time when the employee-employer relationship between a Participant and the Company (and all of its Subsidiaries or Affiliates) is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death or retirement, but excluding a termination where there is a simultaneous reemployment by the Company (or one of its Subsidiaries or Affiliates).

2. Participation. The Committee will designate the officers and key employees of the Company and its Subsidiaries who are eligible to participate in the Program for a calendar year. An officer or key employee who is designated as a Participant for a calendar year will not be eligible to participate in the Program for any subsequent calendar year unless designated as a Participant by the Committee for such subsequent calendar year.

3. Performance Bonuses.

(a) Performance Goals. No later than 90 days after the first day of each calendar year, the Committee will establish performance goals expressed as dollar amounts of Enterprise EBITDA to be earned during the calendar year. The Committee will establish five levels of performance goals (Threshold, Target, Target Plus/Max, Superior and Excellence) with increasing dollar amounts of Enterprise EBITDA to be earned in order the achieve the specified performance goal. The Committee may, in its discretion, establish similar, but separate, performance goals based on Quietflex EBITDA, or on a blend of Enterprise EBITDA and Quietflex EBITDA, on which the incentive compensation to be paid to Quietflex Participants will be based in whole or in part.

(b) Performance Bonus Levels. No later than 90 days after the first day of each calendar year, the Committee will also establish the amount of performance bonuses, expressed as a percentage of average base salary in effect during the calendar year, to be paid to Participants upon the attainment of each level of performance. The rate of performance bonus to be earned by a Participant may vary with the Participant’s management level, and Participants at specified management levels may not be eligible for a performance bonus at all levels of performance. If separate performance goals are established for Quietflex Participants, the Committee will allocate the incentive compensation to be earned by Quietflex Participants between the attainment of goals based on Enterprise EBITDA and the attainment of goals based on Quietflex EBITDA in such proportions as the Committee in its discretion deems appropriate. Unless otherwise determined by the Committee, the attainment of performance goals by Quietflex Participants will be based on a blend of Enterprise EBITDA and Quietflex EBITDA that is weighted approximately 30% towards Enterprise EBITDA and approximately 70%

towards Quietflex EBITDA. With respect to all Participants other than Quietflex Participants, incentive compensation will be earned based on the attainment of goals measured solely by Enterprise EBITDA.

(c) Payment of Performance Bonuses.

(i) As of October 31 of each calendar year, the Committee will estimate the Enterprise EBITDA and, if applicable, the Quietflex EBITDA, for the calendar year based on the performance of the Company and its Subsidiaries through such date and such other factors as the Committee determines to be relevant. On or before November 30 of the calendar year, the Company will pay to each Participant an amount equal to 50% of the performance bonus the Participant would earn for the calendar year if the Company and its Subsidiaries achieved the Enterprise EBITDA and, if applicable, the Quietflex EBITDA estimated by the Committee; provided that for purposes of this Section 3(c)(i), any EBITDA estimated by the Committee in excess of the Target Plus/Max level of performance will be disregarded.

(ii) Following the close of each calendar year, the Committee will determine the Enterprise EBITDA and, if applicable, the Quietflex EBITDA, for the calendar year and the performance bonuses earned by Participants for the calendar year based on such EBITDA. On or before March 15 of the year following the calendar year for which such EBITDA is being determined, the Company will pay to each Participant an amount equal to the difference, if any, of (A) 100% of the performance bonus the Participant has earned for the calendar year based on the levels of Enterprise EBITDA and, if applicable, the Quietflex EBITDA, achieved for the calendar year, as determined by the Committee, reduced by (B) the amount of performance bonus paid to the Participant under Section 3(c)(i) based on estimated EBITDA for the calendar year. Under no circumstances will a Participant be obligated to repay to the Company or any Subsidiary any amount paid to the Participant under Section 3(c)(i) because the calculation set forth in this Section 3(c)(ii) results in a number that is less than one.

(iii) If the EBITDA determined by the Committee under Section 3(c)(i) or Section 3(c)(ii) is less than the Threshold level of performance, no Participant will be entitled to the payment of a performance bonus under Section 3(c)(i) or Section 3(c)(ii), as applicable. If the EBITDA determined by the Committee is greater than the Threshold or Target level of performance but is less than the next higher level of performance, the amount of performance bonuses payable to Participants under Section 3(c)(i) or Section 3(c)(ii) will be interpolated to reflect the level of performance between the two goals. If the EBITDA determined by the Committee is greater than the Target Plus/Max or the Superior level of performance but less than the next higher level of performance, or is greater than the Excellence level of performance, (A) no additional performance bonuses will be paid to Participants under Section 3(c)(i) for estimated performance above the Target Plus/Max level of performance and (B) the amount of performance bonus payable under Section 3(c)(ii) to Participants for actual performance for the calendar year above the Target Plus/Max, Superior or Excellence level of performance will be determined by the Committee in its discretion.

(iv) If a Participant becomes eligible to participate in the Program for a calendar year as of any date after the first day of such year, the amount of performance bonus payable to such Participant will be based on the criteria established by the Committee for the calendar year and will be pro rated on the basis of the number of days in the calendar year in which he or she was a Participant.

(v) Notwithstanding any other provision of the Program, the Chief Executive Officer of the Company has the discretion to pay to some or all of the Participants (other than the Chief Executive Officer or a Covered Employee within the meaning of the Incentive Award Plan) for a calendar year performance bonus in an aggregate amount not to exceed $750,000 without regard to the Enterprise EBITDA or Quietflex EBITDA for such year and to allocate the amount of such performance bonus among such Participants as the Chief Executive Officer determines in his or her discretion.

4. Adjustments to Performance Goals. The performance goals established by the Committee for each calendar year are based upon certain revenue and expense assumptions about the future business of the Company as of the date the goal is established. Accordingly, in the event that, after such date, the Committee determines, in its sole discretion in consultation with the Company’s Chief Executive Officer, that any acquisition or disposition of any business by the Company or any dividend or other distribution (whether in the form of cash, common stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of common stock or other securities of the Company, issuance of warrants or other rights to purchase common stock or other securities of the Company, any unusual or nonrecurring transaction or events affecting the Company, or the financial statements of the Company, or change in applicable laws, regulations, or accounting principles occurs such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution, diminution or enlargement of the performance bonus or potential performance bonus intended to be made available under the Program, then the Committee will, in good faith and in such manner as it deems equitable, adjust the performance goals to reflect the projected effect of such transaction(s) or event(s) on EBITDA.

5. Termination of Employment.

(a) Termination for Cause; Without Good Reason. Notwithstanding any other provision of the Program, in the event of a Participant’s Termination of Employment on or before October 31 or December 31 of a calendar year (each, a “Calculation Date”) either (i) by the Company or any Subsidiary for Cause or (ii) by resignation of the Participant without Good Reason, the Participant will not be entitled to a performance bonus under the Program.

(b) Termination for Other Reasons. Notwithstanding any other provision of the Program, in the event of a Participant’s Termination of Employment on or before a Calculation Date (i) by the Company or any Subsidiary without Cause or (ii) by resignation of the Participant with Good Reason or (iii) by reason of the death or Disability of the Participant, the total amount of performance bonus payable to such Participant for the calendar year under Section 3(c) (taking into account any performance bonus payment made before such termination of employment) will be pro rated on the basis of the number of days in the calendar year ending on the date of the Participant’s Termination of Employment. For purposes of this Section 5(b), any payment to be made by reason of the death of the Participant will be made to the Participant’s surviving spouse, if any, and if none, to the Participant’s estate.

6. Change in Control. In the event of a Change in Control, each Participant for the calendar year in which the Change in Control occurs will be entitled to a performance bonus for the calendar year determined as if the Company and its Subsidiaries achieved the EBITDA goals for the year at the greater of the Target level of performance or the actual level of performance applicable to the Participant’s management level at the time of the Change in Control and will be prorated to the extent provided in Section 5 for any Participant whose Termination of Employment occurs during the calendar year but prior to the date of the Change in Control. Such performance bonus will be paid to Participants no later than 30 days after the Change in Control occurs.

7. Administration of the Program. The Committee will administer the Program as part of the Incentive Award Plan and will have all of the duties, authority and responsibility set forth in the article of the Incentive Award Plan captioned “Administration”.

8. Amendment and Termination. The Program may be amended or terminated at any time by the Committee or the Board. No action taken by the Committee or by the Board to amend or terminate the Program will have the effect of decreasing the amount of performance bonus otherwise payable to a Participant for the calendar year in which such amendment or termination is effective.

9. Relationship to Incentive Award Plan. Except as otherwise expressly set forth in this document, the Program will be subject to the terms and provisions of the Incentive Award Plan.

Adopted by the Board of Directors on February 27, 2007.